Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES

EXCHANGE ACT OF 1934

Ramaco Resources, Inc. (the “Company” or “Ramaco”) has Class A common stock, par value $0.01 per share (the “Class A common stock”) and Class B common stock, par value $0.01 per share (the “Class B common stock” and collectively with the Class A common stock, the “common stock”) registered under Section 12 of the Securities Exchange Act of 1934, as amended.  The following contains a description of our common stock, as well as certain related additional information.  This description is a summary only and does not purport to be complete and is subject to and qualified by reference to the provisions of applicable law, the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), and the Company’s Amended and Restated Bylaws (the “Bylaws,” and together with the Certificate, the “Charter Documents”), each of which is incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K.  For additional information, please read the Company’s Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).  References to “we,” “our” and “us” refer to the Company, unless the context otherwise requires.  References to “stockholders” refer to holders of our common stock, unless the context otherwise requires.

General

Pursuant to the Certificate, we are authorized to issue 310,000,000 shares of capital stock, consisting of 225,000,000 shares of Class A common stock, 35,000,000 shares of Class B common stock, and 50,000,000 shares of preferred stock, par value $0.01 per share (the “preferred stock”).  There are no issued and outstanding shares of preferred stock.

Description of Common Stock

Voting Rights

Holders of shares of Class A common stock and Class B common stock are entitled to one vote per share held of record on all matters to be voted upon by the stockholders.  The holders of Class A common stock and Class B common stock do not have cumulative voting rights in the election of directors.

Dividend Rights

Holders of shares of our Class A common stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.

Holders of shares of our Class B common stock are entitled to ratably receive a quarterly dividend tied to the financial performance of the CORE Assets, subject to the discretion of our board of directors, the requirements of applicable law, any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.  The timing and amount of dividends declared in future periods will depend on, among other things, (a) our earnings, earnings outlook, production, processing and shipping levels, financial condition, cash flow, cash requirements and our outlook on current and future market conditions, (b) our overall liquidity, (c) the restrictive covenants in the Credit Agreement and any future debt instruments that we may enter into and (d) provisions of applicable law governing the dividends.

Any determination to declare a regular or special dividend, as well as the amount of any dividend that may be declared, will be based on the board of director’s consideration of our financial position, earnings, earnings outlook, capital spending plans, outlook on current and future market conditions, alternative stockholder return methods such as share repurchases, and other factors that the board of directors considers relevant at that time.

Liquidation Rights

Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.  Holders of shares of our Class B common stock will not have any specific rights with respect to the CORE Assets.

Other Matters

The shares of Class A common stock have no preemptive or conversion rights and are not subject to further calls or assessment by us.  There are no redemption or sinking fund provisions applicable to the Class A common stock.  Our board of directors is permitted, in its sole discretion, to exchange all of the outstanding shares of Class B common stock into shares of Class A common stock based on an exchange ratio determined by obtained by dividing (I) the average market value of the Class B common stock over the 20-day trading period ending on the trading day preceding the date designated by the board of directors for the determination of the exchange ratio (the “Determination Date”), by (II) the average market value of the Class A common stock over the 20-day trading period ending on the trading day preceding the Determination Date.  All outstanding shares of our common stock are fully paid and non-assessable.

Listing

Our Class A common stock and Class B common stock are traded on the Nasdaq Global Select Market under the symbols “METC” and “METCB,” respectively.

Anti-Takeover Effects of Provisions of Our Certificate, Bylaws and Delaware Law

Some provisions of Delaware law, and our Charter Documents described below, contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors.  These provisions may also have the effect of preventing changes in our management.  It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids.  These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us.  We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We will not be subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers for so long as Yorktown Energy Partners IX, L.P., Yorktown Energy Partners X, L.P and Yorktown Energy Partners XI, L.P. (collectively, “Yorktown”) and Energy Capital Partners Mezzanine Opportunities Fund, L.P., Energy Capital Partners Mezzanine Opportunities Fund A, LP and ECP Mezzanine B (Ramaco IP), LP (collectively, “ECP”) and their respective affiliates own in the aggregate more than 15% of our outstanding common stock.  In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the Nasdaq, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

●	the transaction is approved by the board of directors before the date the interested stockholder attained that status,
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
●	on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Amended and Restated Certificate of Incorporation and Bylaws

Provisions of our Charter Documents may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests.  Therefore, these provisions could adversely affect the price of our common stock.

Among other things, the Charter Documents:

●	establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting;
●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
●	provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without stockholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company;
●	provide that the authorized number of directors may be changed only by resolution of the board of directors;
●	provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock with respect to such series;
●	provide that our Charter Documents may be amended by the affirmative vote of the holders of at least two-thirds of our then outstanding common stock;
●	provide that special meetings of our stockholders may only be called by the board of directors;
●	provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors which may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors;

●	provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, Yorktown or ECP or any of their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than our directors that are presented business opportunities in their capacity as our directors) and that they have no obligation to offer us those investments or opportunities; and
●	provide that the Bylaws can be amended by the board of directors.

Forum Selection

Our Certificate provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

●	any derivative action or proceeding brought on our behalf;
●	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;
●	any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our Certificate or our Bylaws; or
●	any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our Certificate also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision.  Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents.  The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate is inapplicable or unenforceable.  This exclusive forum provision does not apply to a cause of action brought under federal or state securities laws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock was American Stock Transfer & Trust Company, LLC.  Effective February 10, 2023, the transfer agent and registrar for our common stock is Computershare, Inc.

Description of Senior Notes

Set forth below is a summary description of the material terms and provisions of our 8.375% Senior Notes due 2029 (the “2029 Notes”) and 8.250% Senior Notes due 2030 (the “2030 Notes” and together with the 2029 Notes, the “Senior Notes”), which does not purport to be complete.  It is subject to and qualified in its entirety by reference to the indenture dated as of July 13, 2021 (the “base indenture”) between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “trustee”), as supplemented by the Second Supplemental Indenture, dated as of November 27, 2024, between the Company and trustee (the “ Second Supplemental Indenture”) and Third Supplemental Indenture, dated as of July 31, 2025, between the Company and trustee (the “Third Supplemental Indenture” and together with the Second Supplemental Indenture and base indenture, the “indenture”), which are incorporated by reference as exhibits to the annual report on Form 10-K of which this Exhibit is a part.

Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this “Description of Notes” refer solely to Ramaco Resources, Inc., the issuer of the Senior Notes, and not to any of its subsidiaries.  Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the indenture, and those definitions are incorporated herein by reference.  The following description is only a summary of certain provisions of the indenture and the Senior Notes.  The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and to all of the provisions of the indenture and those terms made a part of the indenture by reference to the Trust Indenture Act.

THE 2029 NOTES

General

The 2029 Notes:

●	are general unsecured, senior obligations;
●	were issued in an aggregate principal amount of $57,500,000;
●	will mature on November 30, 2029, unless earlier redeemed or repurchased, and 100% of the aggregate principal amount will be paid at maturity;
●	bear cash interest from November 27, 2024 at an annual rate of 8.375%, payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, beginning on January 30, 2025, and at maturity;
●	are redeemable at our option, in whole or in part, at any time on or after November 30, 2026, at the prices and on the terms described under “- Optional Redemption” below;

●	are redeemable at our option, in whole, but not in part, at any time upon the occurrence of certain change of control events, at the prices and on the terms described under “- Optional Redemption Upon Change of Control” below;
●	were issued in denominations of $25 and integral multiples of $25 in excess thereof;
●	do not have a sinking fund;
●	are listed on Nasdaq under the symbol “METCZ”; and
●	are represented by one or more registered 2029 Notes in global form, but in certain limited circumstances may be represented by 2029 Notes in definitive form.

The indenture does not limit the amount of indebtedness that we or our subsidiaries may issue.  The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities.  Other than restrictions described under “- Covenants - Merger, Consolidation or Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the 2029 Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may from time to time, without the consent of the existing holders, issue additional 2029 Notes having the same terms as to status, redemption or otherwise (except the price to public, the issue date and, if applicable, the initial interest accrual date and the initial interest payment date) that may constitute a single fungible series with the 2029 Notes; provided that if any such additional 2029 Notes are not fungible with the 2029 Notes, such additional 2029 Notes will have one or more separate CUSIP numbers.  For the avoidance of doubt, such additional 2029 Notes will still constitute a single series with all other 2029 Notes issued under the indenture for all purposes, including waivers, amendments, redemptions and offers to purchase.

Ranking

The 2029 Notes are senior unsecured obligations of the Company and, upon our liquidation, dissolution or winding up, will rank (i) senior to the outstanding shares of our common stock, (ii) senior to any of our future subordinated debt, (iii) pari passu (or equally) with our outstanding and future unsecured and unsubordinated indebtedness, including the 2030 Notes, (iv) effectively subordinated to any existing or future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, and (v) structurally subordinated to all existing and future indebtedness of our subsidiaries, financing vehicles or similar facilities.

The 2029 Notes are obligations solely of the Company and will not be guaranteed by any of our subsidiaries.  We derive substantially all of our operating income and cash flow from our investments in our subsidiaries.  Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the 2029 Notes.  As a result, the 2029 Notes are effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries.

Interest

Interest on the 2029 Notes accrues at an annual rate equal to 8.375 % from and including November 27, 2024 to, but excluding, the maturity date or earlier acceleration or redemption and is payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, beginning on January 30, 2025 and at maturity, to the holders of record at the close of business on the immediately preceding January 15, April 15, July 15 and October 15, as applicable (whether or not a business day).

The initial interest period for the 2029 Notes was the period from and including November 27, 2024, to, but excluding, January 30, 2025, and subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.  The amount of interest payable for any interest period, including interest payable for any partial interest period, will be computed on the basis of a 360-day year comprised of twelve 30-day months.  If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

“Business day” means, for any place where the principal and interest on the 2029 Notes is payable, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day in which banking institutions in New York or Wilmington, Delaware are authorized or obligated by law or executive order to close.

Optional Redemption

Except as described below and under “Optional Redemption Upon Change of Control,” the 2029 Notes will not be redeemable by us at our option prior to November 30, 2026.

The 2029 Notes may be redeemed for cash in whole or in part at any time at our option on or after November 30, 2026 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.  In each case, redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the 2029 Notes or a discharge of the indenture.  Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.

If less than all of the 2029 Notes are to be redeemed, the particular 2029 Notes to be redeemed will be selected not more than 45 days prior to the redemption date by the trustee from the outstanding 2029 Notes not previously called for redemption, by lot, or in the trustee’s discretion, on a pro-rata basis, subject to the applicable procedures of DTC, provided that the unredeemed portion of the principal amount of any 2029 Notes will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such 2029 Notes.  The trustee will promptly notify us in writing of the 2029 Notes selected for redemption and, in the case of any 2029 Notes selected for partial redemption, the principal amount thereof to be redeemed.  Beneficial interests in any of the 2029 Notes or portions thereof called for redemption that are registered in the name of DTC or its nominee will be selected by DTC in accordance with DTC’s applicable procedures.

The trustee shall have no obligation to calculate any redemption price or any component thereof, and the trustee shall be entitled to receive and conclusively rely upon an officer’s certificate delivered by the Company that specifies any redemption price.

Unless we default on the payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the 2029 Notes called for redemption.

We may at any time, and from time to time, purchase 2029 Notes at any price or prices in the open market or otherwise.

Optional Redemption Upon Change of Control

The 2029 Notes may be redeemed for cash in whole but not in part at our option at any time within 90 days of the occurrence of a Change of Control, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.  Redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption.  Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.

A “Change of Control” will be deemed to have occurred at the time after the 2029 Notes are originally issued if:

(1)

any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Company;

(2)

the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100.0% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;

(3)	“Continuing Directors” (as defined below) cease to constitute at least a majority of the Company’s board of directors; or
(4)

if after the 2029 Notes are initially listed on the Nasdaq or another national securities exchange, the 2029 Notes fail, or at any point cease, to be listed on the Nasdaq or such other national securities exchange.  For the avoidance of doubt, it shall not be a Change of Control if after the 2029 Notes are initially listed on the Nasdaq or another national securities exchange, such 2029 Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

“Continuing Director” means a director who either was a member of our board of directors on the issue date of the 2029 Notes or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval by such election or appointment.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Events of Default

Holders of our 2029 Notes have rights if an Event of Default occurs in respect of the 2029 Notes and is not cured, as described later in this subsection.  The term “Event of Default” in respect of the 2029 Notes means any of the following:

●	we do not pay interest on any 2029 Note when due, and such default is not cured within 30 days;
●	we do not pay the principal of the 2029 Notes when due and payable;
●	we breach any covenant or warranty in the indenture with respect to the 2029 Notes and such breach continues for 60 days after we receive a written notice of such breach from the trustee or the holders of at least 25% of the principal amount of the 2029 Notes; and
●	certain specified events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days.

The trustee may withhold notice to the holders of the 2029 Notes of any default, except in the payment of principal or interest, if the trustee in good faith determines the withholding of notice to be in the interest of the holders of the 2029 Notes.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the 2029 Notes, or else specifying any default, its status and what actions we are taking or propose to take with respect thereto.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% of the outstanding principal amount of the 2029 Notes may declare the entire principal amount of the 2029 Notes, together with accrued and unpaid interest, if any, to be due and payable immediately by a notice in writing to us and, if notice is given by the holders of the 2029 Notes, the trustee.  This is called an “acceleration of maturity.”  If the Event of Default occurs in relation to our filing for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, the principal amount of the 2029 Notes, together with accrued and unpaid interest, if any, will automatically, and without any declaration or other action on the part of the trustee or the holders, become immediately due and payable.

At any time after a declaration of acceleration of the 2029 Notes has been made by the trustee or the holders of the 2029 Notes and before any judgment or decree for payment of money due has been obtained by the trustee, the holders of a majority of the outstanding principal of the 2029 Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee all amounts due and owed with respect to the 2029 Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (ii) any other Events of Default have been cured or waived.

At our election, the sole remedy with respect to an Event of Default due to our failure to comply with certain reporting requirements under the Trust Indenture Act or under “- Covenants - Reporting” below, for the first 180 calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the 2029 Notes at an annual rate equal to (1) 0.25% for the first 90 calendar days after such default and (2) 0.50% for calendar days 91 through 180 after such default.  On the 181st day after such Event of Default, if such violation is not cured or waived, the trustee or the holders of not less than 25% of the outstanding principal amount of the 2029 Notes may declare the principal, together with accrued and unpaid interest, if any, on the 2029 Notes to be due and payable immediately.  If we choose to pay such additional interest, we must notify the trustee and the holders of the 2029 Notes by certificate of our election at any time on or before the close of business on the first business day following the Event of Default and we shall deliver to the trustee an officer’s certificate (upon which the trustee may rely conclusively) to that effect stating (i) the amount of such additional interest that is payable and (ii) the date on which such additional interest is payable.  Unless and until the trustee receives such a certificate, the trustee may assume without inquiry that no such additional interest is payable and the trustee shall not have any duty to verify our calculations of additional interest.

Before a holder of the 2029 Notes is allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce such holder’s rights relating to the 2029 Notes, the following must occur:

●	such holder must give the trustee written notice that the Event of Default has occurred and remains uncured;

●	the holders of at least 25% of the outstanding principal of the 2029 Notes must have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;
●	such holder or holders must have offered to the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;
●	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
●	no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority of the outstanding principal of the 2029 Notes.

No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

The holders of a majority in principal amount of the outstanding 2029 Notes may waive any default or Event of Default and its consequences, except defaults or Events of Default regarding payment of principal, premium, if any, or interest, unless we have cured the default or Event of Default in accordance with the indenture.

Any waiver shall cure the default or Event of Default.

Subject to the terms of the indenture, if an Event of Default occurs and continues, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered the trustee security or indemnity satisfactory to the trustee.  The holders of a majority in principal amount of the outstanding 2029 Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the 2029 Notes, provided that:

●	the direction so given by the holder is not in conflict with any law or the indenture, nor does it subject the trustee to a risk of personal liability in respect of which the trustee has not received indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action; and
●	the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

A holder of the 2029 Notes has the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

●	the holder has given written notice to the trustee of a continuing Event of Default;

●	the holders of at least 25% in aggregate principal amount of the then-outstanding 2029 Notes have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture, and such holders have offered security or indemnity satisfactory to the trustee to institute the proceeding as trustee; and
●	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding 2029 Notes other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder if we default in the payment of the principal, premium, if any, or interest on, the 2029 Notes.

Book-entry and other indirect holders of the 2029 Notes should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Waiver of Defaults

The holders of not less than a majority of the outstanding principal amount of the 2029 Notes may on behalf of the holders of all 2029 Notes waive any past default with respect to the 2029 Notes other than (i) a default in the payment of principal or interest on the 2029 Notes when such payments are due and payable (other than by acceleration as described above), or (ii) in respect of a covenant that cannot per the terms of the indenture be modified or amended without the consent of each holder of 2029 Notes.

Covenants

In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment, payment of taxes by us and related matters, the following covenants apply to the 2029 Notes.

Merger, Consolidation or Sale of Assets

The indenture provides that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property in any one transaction or series of related transactions unless:

●	we are the surviving entity or the entity (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made will be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;
●	the surviving entity (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such surviving entity, the due and punctual payment of the principal of, and premium, if any, and interest on, all the 2029 Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us;
●	immediately after giving effect to such transaction or series of related transactions, no default or Event of Default has occurred and is continuing; and
●	in the case of a merger where the surviving entity is other than us, we will deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with; provided that in giving an opinion of counsel, counsel may rely on an officers’ certificate as to any matters of fact, including as to the satisfaction of the preceding bullet.

The surviving entity (if other than us) will succeed to, and be substituted for, and may exercise every right and power of, the Company under the 2029 Notes and the indenture, and the Company will automatically and unconditionally be released and discharged from its obligations under the 2029 Notes and the indenture.

Reporting

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the 2029 Notes and the trustee, for the period of time during which the 2029 Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter).  All such financial statements will be prepared, in all material respects, in accordance with GAAP, consistently applied, as applicable.

The posting or delivery of any such information, documents and reports to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants under the indenture (as to which the trustee is entitled to rely exclusively on an officer’s certificate).  The trustee shall have no duty to review or analyze reports, information and documents delivered to it.  Additionally, the trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with any protected online data system or participate on any conference calls.

Modification or Waiver

There are three types of changes we can make to the indenture and the 2029 Notes:

Changes Not Requiring Approval

We can make certain changes to the indenture and the 2029 Notes without the specific approval of the holders of the 2029 Notes.  This type is limited to clarifications and certain other changes that would not adversely affect holders of the 2029 Notes in any material respect and include changes:

●	to evidence the succession of another corporation, and the assumption by the successor corporation of our covenants, agreements and obligations under the indenture and the 2029 Notes;
●	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders of the 2029 Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an Event of Default;
●	to modify, eliminate or add to any of the provisions of the indenture to such extent as necessary to effect the qualification of the indenture under the Trust Indenture Act, and to add to the indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act;
●	to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with other provisions;
●	to secure the 2029 Notes;
●	to evidence and provide for the acceptance and appointment of a successor trustee and to add or change any provisions of the indenture as necessary to provide for or facilitate the administration of the trust by more than one trustee; and
●	to make provisions in regard to matters or questions arising under the indenture, so long as such other provisions do not materially adversely affect the interest of any other holder of the 2029 Notes.

Changes Requiring Approval of Each Holder

We cannot make certain changes to the 2029 Notes without the specific approval of each holder of the 2029 Notes.  The following is a list of those types of changes:

●	changing the stated maturity of the principal of, or any installment of interest on, any 2029 Note;
●	reducing the principal amount or rate of interest of any 2029 Note;
●	changing the place of payment where any 2029 Note or any interest is payable;

●	impairing the right to institute suit for the enforcement of any payment on or after the date on which it is due and payable;
●	reducing the percentage in principal amount of holders of the 2029 Notes whose consent is needed to modify or amend the indenture; and
●	reducing the percentage in principal amount of holders of the 2029 Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults.

Changes Requiring Majority Approval

Any other change to the indenture and the 2029 Notes would require the approval by holders of not less than a majority in aggregate principal amount of the outstanding 2029 Notes.

Consent from holders to any change to the indenture or the 2029 Notes must be given in writing.  The consent of the holders of the 2029 Notes is not necessary under the indenture to approve the particular form of any proposed amendment.  It is sufficient if such consent approves the substance of the proposed amendment.

Further Details Concerning Voting

The amount of 2029 Notes deemed to be outstanding for the purpose of voting will include all 2029 Notes authenticated and delivered under the indenture as of the date of determination except:

●	2029 Notes cancelled by the trustee or delivered to the trustee for cancellation;
●	2029 Notes for which we have deposited with the trustee or paying agent or set aside in trust money for their payment or redemption and, if money has been set aside for the redemption of the 2029 Notes, notice of such redemption has been duly given pursuant to the indenture to the satisfaction of the trustee;
●	2029 Notes held by the Company, its subsidiaries or any other entity which is an obligor under the 2029 Notes, unless such 2029 Notes have been pledged in good faith and the pledgee is not the Company, an affiliate of the Company or an obligor under the 2029 Notes;
●	2029 Notes which have undergone full defeasance, as described below; and
●	2029 Notes which have been paid or exchanged for other 2029 Notes due to such 2029 Notes loss, destruction or mutilation, with the exception of any such 2029 Notes held by bona fide purchasers who have presented proof to the trustee that such 2029 Notes are valid obligations of the Company.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the 2029 Notes that are entitled to vote or take other action under the indenture, and the trustee will generally be entitled to set any day as a record date for the purpose of determining the holders of the 2029 Notes that are entitled to join in the giving or making of any Notice of Default, any declaration of acceleration of maturity of the 2029 Notes, any request to institute proceedings or the reversal of such declaration.  If we or the trustee set a record date for a vote or other action to be taken by the holders of the 2029 Notes, that vote or action can only be taken by persons who are holders of the 2029 Notes on the record date and, unless otherwise specified, such vote or action must take place on or prior to the 180th day after the record date.  We may change the record date at our option, and we will provide written notice to the trustee and to each holder of the 2029 Notes of any such change of record date.

Discharge

The indenture will provide that we can elect to be discharged from our obligations with respect to the 2029 Notes, except for specified obligations, including obligations to:

●	register the transfer or exchange of the 2029 Notes;
●	replace stolen, lost or mutilated 2029 Notes;
●	maintain paying agencies; and
●	hold monies for payment in trust.

In order to exercise our rights to be discharged, we must (i) deposit with the trustee money or U.S. government obligations, or a combination thereof, sufficient (to the extent of any U.S. government obligations, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the 2029 Notes on the applicable due date) to pay all the principal of, any premium and interest on, the 2029 Notes on the dates payments are due, (ii) deliver irrevocable written instructions to the trustee to apply the deposited cash and/or U.S. government obligations toward the payment of the 2029 Notes at maturity or on the redemption date, as the case may be, and (iii) deliver an officer’s certificate and opinion of counsel to the trustee, stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

“U.S. government obligations” means securities that are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which in either case, are not callable or redeemable by the issuer thereof and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. government obligations or a specific payment of principal of or interest on any such U.S. government obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. government obligations or the specific payment of principal of or interest on the U.S. government obligations evidenced by such depository receipt.

Defeasance

The following defeasance provisions are applicable to the 2029 Notes.  “Defeasance” means that, by irrevocably depositing with the trustee an amount of cash denominated in U.S. dollars and/or U.S. government obligations sufficient to pay all principal and interest, if any, on the 2029 Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the 2029 Notes.  In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the indenture governing the 2029 Notes.  The consequences to the holders of the 2029 Notes would be that, while they would no longer benefit from certain covenants under the indenture, and while the 2029 Notes could not be accelerated for any reason, the holders of the 2029 Notes nonetheless would be guaranteed to receive the principal and interest owed to them.

Covenant Defeasance

Under the indenture, we have the option to take the actions described below and be released from some of the restrictive covenants under the indenture under which the 2029 Notes were issued.  This is called “covenant defeasance.”  In that event, holders of the 2029 Notes would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the 2029 Notes.  In order to achieve covenant defeasance, the following must occur:

●	we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the 2029 Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the 2029 Notes on their various due dates;
●	we must deliver to the trustee an opinion of counsel stating that under U.S. federal income tax law, we may make the above deposit and covenant defeasance without causing holders to be taxed on the 2029 Notes differently than if those actions were not taken;
●	the covenant defeasance must not cause any 2029 Notes, if then listed on any securities exchange, to be delisted;
●
no default or Event of Default with respect to the 2029 Notes has occurred and is continuing, and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;

●	the covenant defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;
●	the covenant defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreements or instruments to which we are a party;
●	the covenant defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and
●	we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the covenant defeasance have been complied with.

Full Defeasance

If there is a change in U.S. federal income tax law, we can legally release ourselves from all payment and other obligations on the 2029 Notes if we take the following actions below:

●	we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the 2029 Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm, of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the 2029 Notes on their various due dates;
●	we must deliver to the trustee an opinion of counsel confirming that there has been a change to the current U.S. federal income tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing holders to be taxed on the 2029 Notes any differently than if we did not make the deposit;
●	the full defeasance must not cause any 2029 Notes, if then listed on any securities exchange, to be delisted;
●	no default or Event of Default with respect to the 2029 Notes has occurred and is continuing and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;
●	the full defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;

●	the full defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreements or instruments to which we are a party;
●	the full defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and
●	we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the full defeasance have been complied with.

In the event that the trustee is unable to apply the funds held in trust to the payment of obligations under the 2029 Notes by reason of a court order or governmental injunction or prohibition, then those of our obligations discharged under the full defeasance or covenant defeasance will be revived and reinstated as though no deposit of funds had occurred, until such time as the trustee is permitted to apply all funds held in trust under the procedure described above to the payment of obligations under the 2029 Notes.  However, if we make any payment of principal or interest on the 2029 Notes to the holders, we will have the right to receive such payments from the trust in the place of the holders.

Counsel may rely on an officers’ certificate as to any matters of fact in giving an opinion of counsel in connection with the full defeasance or covenant defeasance provisions.

Listing

The 2029 Notes are listed on Nasdaq under the symbol “METCZ.”

Governing Law

The indenture and the 2029 Notes are governed by and construed in accordance with the laws of the State of New York.

Global Notes; Book-Entry Issuance

The 2029 Notes are issued in the form of one or more global certificates, or “Global Notes,” registered in the name of The Depository Trust Company, or “DTC.”  DTC has informed us that its nominee is Cede & Co. and Cede & Co. is thus the initial registered holder of the 2029 Notes.  No person that acquires a beneficial interest in the 2029 Notes is entitled to receive a certificate representing that person’s interest in the 2029 Notes except as described herein.  Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of the 2029 Notes will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

Redemption proceeds, distributions and interest payments on the 2029 Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of

DTC.  DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the applicable trustee or depositary on the payment date in accordance with their respective holdings shown on DTC’s records.  Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with the 2029 Notes held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the applicable trustee or depositary, or us, subject to any statutory or regulatory requirements as may be in effect from time to time.  Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the applicable trustee or depositary.  Disbursement of such payments to Direct Participants are the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

None of the Company, the trustee, any depositary, or any agent of any of them has any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Termination of a Global Note

If a Global Note is terminated for any reason, interest in it will be exchanged for certificates in non-book-entry form as certificated securities.  After such exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor.  Investors must consult their own banks or brokers to find out how to have their interests in a Global Note transferred on termination to their own names, so that they will be holders of the 2029 Notes.  See “- Form, Exchange and Transfer of Certificated Registered Securities.”

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records as the owner of the 2029 Notes at the close of business on the record date for the applicable interest payment date, even if that person no longer owns the 2029 Note on the interest payment date.  Because we pay all the interest for an interest period to the holders on the record date, holders buying and selling the 2029 Notes must work out between themselves the appropriate purchase price.

Payments on Global Notes

We will make payments on the 2029 Notes so long as they are represented by Global Notes in accordance with the applicable policies of the depositary in effect from time to time.  Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interest in the Global Notes.  An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Securities

In the event the 2029 Notes become represented by certificates, we will make payments on the 2029 Notes as follows.  We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder of the 2029 Note at his or her address shown on the trustee’s records as of the close of business on the record date.

Form, Exchange and Transfer of Certificated Registered Securities

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related 2029 Notes only if:

●	DTC notified us at any time that it is unwilling or unable to continue as depositary for the Global Notes;
●	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934, as amended; or
●	an Event of Default with respect to such Global Note has occurred and is continuing.

Holders may exchange their certificated securities for 2029 Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.

Holders may exchange or transfer their certificated securities at the office of the trustee.  We have appointed the trustee to act as our agent for registering the 2029 Notes in the name of holders transferring Notes.  We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts.

If we redeem any of the 2029 Notes, we may block the transfer or exchange of those 2029 Notes selected for redemption during the period beginning 15 days before the day we deliver the notice of redemption and ending on the day of such delivery, in order to determine or fix the list of holders.  We may also refuse to register transfers or exchanges of any certificated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any 2029 Note that will be partially redeemed.

About the Trustee

Wilmington Savings Fund Society, FSB is the trustee under the indenture and the principal paying agent and registrar for the 2029 Notes.  The trustee may resign or be removed with respect to the 2029 Notes provided that a successor trustee is appointed to act with respect to the 2029 Notes.

THE 2030 NOTES

General

The 2030 Notes:

●	are general unsecured, senior obligations;
●	were issued in an aggregate principal amount of $65,000,000 );
●	will mature on July 31, 2030, unless earlier redeemed or repurchased, and 100% of the aggregate principal amount will be paid at maturity;
●	bear cash interest from July 31, 2025, at an annual rate of 8.250%, payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, beginning on October 30, 2025, and at maturity;
●	are redeemable at our option, in whole or in part, at any time on or after July 31, 2027, at the prices and on the terms described under “- Optional Redemption” below;
●	are redeemable at our option, in whole, but not in part, at any time upon the occurrence of certain change of control events, at the prices and on the terms described under “- Optional Redemption Upon Change of Control” below;
●	were issued in denominations of $25 and integral multiples of $25 in excess thereof;
●	do not have a sinking fund;
●	are listed on Nasdaq under the symbol “METCI”; and
●	are represented by one or more registered 2030 Notes in global form, but in certain limited circumstances may be represented by 2030 Notes in definitive form.

The indenture does not limit the amount of indebtedness that we or our subsidiaries may issue.  The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities.  Other than restrictions described under “- Covenants - Merger, Consolidation or Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the 2030 Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may from time to time, without the consent of the existing holders, issue additional 2030 Notes having the same terms as to status, redemption or otherwise (except the price to public, the issue date and, if applicable, the initial interest accrual date and the initial interest payment date) that may constitute a single fungible series with the 2030 Notes; provided that if any such additional 2030 Notes are not fungible with the 2030 Notes, such additional 2030 Notes will have one or more separate CUSIP numbers.  For the avoidance of doubt, such additional 2030 Notes will still constitute a single series with all other 2030 Notes issued under the indenture for all purposes, including waivers, amendments, redemptions and offers to purchase.

Ranking

The 2030 Notes are senior unsecured obligations of the Company and, upon our liquidation, dissolution or winding up, will rank (i) senior to the outstanding shares of our common stock, (ii) senior to any of our future subordinated debt, (iii) pari passu (or equally) with our outstanding and future unsecured and unsubordinated indebtedness, including the 2029 Notes, (iv) effectively subordinated to any existing or future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness, and (v) structurally subordinated to all existing and future indebtedness of our subsidiaries, financing vehicles or similar facilities.

The 2030 Notes are obligations solely of the Company and will not be guaranteed by any of our subsidiaries.  We derive substantially all of our operating income and cash flow from our investments in our subsidiaries.  Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the 2030 Notes.  As a result, the 2030 Notes are effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, other than us, of our subsidiaries.

Interest

Interest on the 2030 Notes accrues at an annual rate equal to 8.250% from and including July 31, 2025 to, but excluding, the maturity date or earlier acceleration or redemption and is payable quarterly in arrears on January 30, April 30, July 30 and October 30 of each year, beginning on October 30, 2025 and at maturity, to the holders of record at the close of business on the immediately preceding January 15, April 15, July 15 and October 15, as applicable (whether or not a business day).

The initial interest period for the 2030 Notes was the period from and including July 31, 2025, to, but excluding, October 30, 2025, and subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.  The amount of interest payable for any interest period, including interest payable for any partial interest period, will be computed on the basis of a 360-day year comprised of twelve 30-day months.  If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

“Business day” means, for any place where the principal and interest on the 2030 Notes is payable, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day in which banking institutions in New York or Wilmington, Delaware are authorized or obligated by law or executive order to close.

Optional Redemption

Except as described below and under “Optional Redemption Upon Change of Control,” the 2030 Notes will not be redeemable by us at our option prior to July 31, 2027.

The 2030 Notes may be redeemed for cash in whole or in part at any time at our option on or after July 31, 2027 and prior to maturity, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.  In each case, redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the 2030 Notes or a discharge of the indenture.  Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.

If less than all of the 2030 Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 45 days prior to the redemption date by the trustee from the outstanding 2030 Notes not previously called for redemption, by lot, or in the trustee’s discretion, on a pro-rata basis, subject to the applicable procedures of DTC, provided that the unredeemed portion of the principal amount of any 2030 Notes will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such 2030 Notes.  The trustee will promptly notify us in writing of the 2030 Notes selected for redemption and, in the case of any 2030 Notes selected for partial redemption, the principal amount thereof to be redeemed.  Beneficial interests in any of the 2030 Notes or portions thereof called for redemption that are registered in the name of DTC or its nominee will be selected by DTC in accordance with DTC’s applicable procedures.

The trustee shall have no obligation to calculate any redemption price or any component thereof, and the trustee shall be entitled to receive and conclusively rely upon an officer’s certificate delivered by the Company that specifies any redemption price.

Unless we default on the payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the 2030 Notes called for redemption.

We may at any time, and from time to time, purchase 2030 Notes at any price or prices in the open market or otherwise.

Optional Redemption Upon Change of Control

The 2030 Notes may be redeemed for cash in whole but not in part at our option at any time within 90 days of the occurrence of a Change of Control, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption.  Redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the date fixed for redemption.  Notices of redemption may be subject to satisfaction or waiver of one or more conditions precedent specified in the notice of redemption.

A “Change of Control” will be deemed to have occurred at the time after the 2030 Notes are originally issued if:

(1)

any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Company;

(2)

the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100.0% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;

(3)	“Continuing Directors” (as defined below) cease to constitute at least a majority of the Company’s board of directors; or
(4)

if after the 2030 Notes are initially listed on the Nasdaq or another national securities exchange, the 2030 Notes fail, or at any point cease, to be listed on the Nasdaq or such other national securities exchange.  For the avoidance of doubt, it shall not be a Change of Control if after the 2030 Notes are initially listed on the Nasdaq or another national securities exchange, such 2030 Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

“Continuing Director” means a director who either was a member of our board of directors on the issue date of the 2030 Notes or who becomes a member of our board of directors subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval by such election or appointment.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Events of Default

Holders of our 2030 Notes will have rights if an Event of Default occurs in respect of the 2030 Notes and is not cured, as described later in this subsection.  The term “Event of Default” in respect of the 2030 Notes means any of the following:

●	we do not pay interest on any 2030 Note when due, and such default is not cured within 30 days;

●	we do not pay the principal of the 2030 Notes when due and payable;
●	we breach any covenant or warranty in the indenture with respect to the 2030 Notes and such breach continues for 60 days after we receive a written notice of such breach from the trustee or the holders of at least 25% of the principal amount of the 2030 Notes; and
●	certain specified events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 days.

The trustee may withhold notice to the holders of the 2030 Notes of any default, except in the payment of principal or interest, if the trustee in good faith determines the withholding of notice to be in the interest of the holders of the 2030 Notes.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the 2030 Notes, or else specifying any default, its status and what actions we are taking or propose to take with respect thereto.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and is continuing, the trustee or the holders of not less than 25% of the outstanding principal amount of the 2030 Notes may declare the entire principal amount of the 2030 Notes, together with accrued and unpaid interest, if any, to be due and payable immediately by a notice in writing to us and, if notice is given by the holders of the 2030 Notes, the trustee.  This is called an “acceleration of maturity.”  If the Event of Default occurs in relation to our filing for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, the principal amount of the 2030 Notes, together with accrued and unpaid interest, if any, will automatically, and without any declaration or other action on the part of the trustee or the holders, become immediately due and payable.

At any time after a declaration of acceleration of the 2030 Notes has been made by the trustee or the holders of the 2030 Notes and before any judgment or decree for payment of money due has been obtained by the trustee, the holders of a majority of the outstanding principal of the 2030 Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee all amounts due and owed with respect to the 2030 Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (ii) any other Events of Default have been cured or waived.

At our election, the sole remedy with respect to an Event of Default due to our failure to comply with certain reporting requirements under the Trust Indenture Act or under “- Covenants - Reporting” below, for the first 180 calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the 2030 Notes at an annual rate equal to (1) 0.25% for the first 90 calendar days after such default and (2) 0.50% for calendar days 91 through 180 after such default.  On the 181st day after such Event of Default, if such violation is not cured or waived, the trustee or the holders of not less than 25% of the outstanding principal amount of the 2030 Notes may declare the principal, together with accrued and unpaid interest, if any, on the 2030 Notes to be due and payable immediately.  If we choose to pay such additional interest, we must notify the trustee and the holders of the 2030 Notes by certificate of our election at any time on or before the close of business on the first business day following the Event of Default and we shall deliver to the trustee an officer’s certificate (upon which the trustee may rely conclusively) to that effect stating (i) the amount of such additional interest that is payable and (ii) the date on which such additional interest is payable.  Unless and until the trustee receives such a certificate, the trustee may assume without inquiry that no such additional interest is payable and the trustee shall not have any duty to verify our calculations of additional interest.

Before a holder of the 2030 Notes is allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce such holder’s rights relating to the 2030 Notes, the following must occur:

●	such holder must give the trustee written notice that the Event of Default has occurred and remains uncured;
●	the holders of at least 25% of the outstanding principal of the 2030 Notes must have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;
●	such holder or holders must have offered to the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;
●	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
●	no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority of the outstanding principal of the 2030 Notes.

No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

The holders of a majority in principal amount of the outstanding 2030 Notes may waive any default or Event of Default and its consequences, except defaults or Events of Default regarding payment of principal, premium, if any, or interest, unless we have cured the default or Event of Default in accordance with the indenture.

Any waiver shall cure the default or Event of Default.

Subject to the terms of the indenture, if an Event of Default occurs and continues, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered the trustee security or indemnity satisfactory to the trustee.  The holders of a majority in principal amount of the outstanding 2030 Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the 2030 Notes, provided that:

●	the direction so given by the holder is not in conflict with any law or the indenture, nor does it subject the trustee to a risk of personal liability in respect of which the trustee has not received indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action; and
●	the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

A holder of the 2030 Notes will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

●	the holder has given written notice to the trustee of a continuing Event of Default;
●	the holders of at least 25% in aggregate principal amount of the then-outstanding 2030 Notes have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture, and such holders have offered security or indemnity satisfactory to the trustee to institute the proceeding as trustee; and
●	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding 2030 Notes other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder if we default in the payment of the principal, premium, if any, or interest on, the 2030 Notes.

Book-entry and other indirect holders of the 2030 Notes should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Waiver of Defaults

The holders of not less than a majority of the outstanding principal amount of the 2030 Notes may on behalf of the holders of all 2030 Notes waive any past default with respect to the 2030 Notes other than (i) a default in the payment of principal or interest on the 2030 Notes when such payments are due and payable (other than by acceleration as described above), or (ii) in respect of a covenant that cannot per the terms of the indenture be modified or amended without the consent of each holder of 2030 Notes.

Covenants

In addition to standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment, payment of taxes by us and related matters, the following covenants apply to the 2030 Notes.

Merger, Consolidation or Sale of Assets

The indenture provides that we will not merge or consolidate with or into any other person (other than a merger of a wholly owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property in any one transaction or series of related transactions unless:

●	we are the surviving entity or the entity (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made will be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;
●	the surviving entity (if other than us) expressly assumes, by supplemental indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such surviving entity, the due and punctual payment of the principal of, and premium, if any, and interest on, all the 2030 Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by us;
●	immediately after giving effect to such transaction or series of related transactions, no default or Event of Default has occurred and is continuing; and
●	in the case of a merger where the surviving entity is other than us, we will deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with; provided that in giving an opinion of counsel, counsel may rely on an officers’ certificate as to any matters of fact, including as to the satisfaction of the preceding bullet.

The surviving entity (if other than us) will succeed to, and be substituted for, and may exercise every right and power of, the Company under the 2030 Notes and the indenture, and the Company will automatically and unconditionally be released and discharged from its obligations under the 2030 Notes and the indenture.

Reporting

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the 2030 Notes and the trustee, for the period of time during which the 2030 Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter).  All such financial statements will be prepared, in all material respects, in accordance with GAAP, consistently applied, as applicable.

The posting or delivery of any such information, documents and reports to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants under the indenture (as to which the trustee is entitled to rely exclusively on an officer’s certificate).  The trustee shall have no duty to review or analyze reports, information and documents delivered to it.  Additionally, the trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the covenants or with respect to any reports or other documents filed with any protected online data system or participate on any conference calls.

Modification or Waiver

There are three types of changes we can make to the indenture and the 2030 Notes:

Changes Not Requiring Approval

We can make certain changes to the indenture and the 2030 Notes without the specific approval of the holders of the 2030 Notes.  This type is limited to clarifications and certain other changes that would not adversely affect holders of the 2030 Notes in any material respect and include changes:

●	to evidence the succession of another corporation, and the assumption by the successor corporation of our covenants, agreements and obligations under the indenture and the 2030 Notes;
●	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders of the 2030 Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an Event of Default;
●	to modify, eliminate or add to any of the provisions of the indenture to such extent as necessary to effect the qualification of the indenture under the Trust Indenture Act, and to add to the indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act;
●	to cure any ambiguity or to correct or supplement any provision contained in the indenture or in any supplemental indenture which may be defective or inconsistent with other provisions;
●	to secure the 2030 Notes;
●	to evidence and provide for the acceptance and appointment of a successor trustee and to add or change any provisions of the indenture as necessary to provide for or facilitate the administration of the trust by more than one trustee; and
●	to make provisions in regard to matters or questions arising under the indenture, so long as such other provisions do not materially adversely affect the interest of any other holder of the 2030 Notes.

Changes Requiring Approval of Each Holder

We cannot make certain changes to the 2030 Notes without the specific approval of each holder of the 2030 Notes.  The following is a list of those types of changes:

●	changing the stated maturity of the principal of, or any installment of interest on, any 2030 Note;
●	reducing the principal amount or rate of interest of any 2030 Note;
●	changing the place of payment where any 2030 Note or any interest is payable;
●	impairing the right to institute suit for the enforcement of any payment on or after the date on which it is due and payable;
●	reducing the percentage in principal amount of holders of the 2030 Notes whose consent is needed to modify or amend the indenture; and
●	reducing the percentage in principal amount of holders of the 2030 Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults.

Changes Requiring Majority Approval

Any other change to the indenture and the 2030 Notes would require the approval by holders of not less than a majority in aggregate principal amount of the outstanding 2030 Notes.

Consent from holders to any change to the indenture or the 2030 Notes must be given in writing.  The consent of the holders of the 2030 Notes is not necessary under the indenture to approve the particular form of any proposed amendment.  It is sufficient if such consent approves the substance of the proposed amendment.

Further Details Concerning Voting

The amount of 2030 Notes deemed to be outstanding for the purpose of voting will include all 2030 Notes authenticated and delivered under the indenture as of the date of determination except:

●	2030 Notes cancelled by the trustee or delivered to the trustee for cancellation;
●	2030 Notes for which we have deposited with the trustee or paying agent or set aside in trust money for their payment or redemption and, if money has been set aside for the redemption of the 2030 Notes, notice of such redemption has been duly given pursuant to the indenture to the satisfaction of the trustee;
●	2030 Notes held by the Company, its subsidiaries or any other entity which is an obligor under the 2030 Notes, unless such 2030 Notes have been pledged in good faith and the pledgee is not the Company, an affiliate of the Company or an obligor under the 2030 Notes;
●	2030 Notes which have undergone full defeasance, as described below; and
●	2030 Notes which have been paid or exchanged for other 2030 Notes due to such 2030 Notes loss, destruction or mutilation, with the exception of any such 2030 Notes held by bona fide purchasers who have presented proof to the trustee that such 2030 Notes are valid obligations of the Company.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the 2030 Notes that are entitled to vote or take other action under the indenture, and the trustee will generally be entitled to set any day as a record date for the purpose of determining the holders of the 2030 Notes that are entitled to join in the giving or making of any Notice of Default, any declaration of acceleration of maturity of the 2030 Notes, any request to institute proceedings or the reversal of such declaration.  If we or the trustee set a record date for a vote or other action to be taken by the holders of the 2030 Notes, that vote or action can only be taken by persons who are holders of the 2030 Notes on the record date and, unless otherwise specified, such vote or action must take place on or prior to the 180th day after the record date.  We may change the record date at our option, and we will provide written notice to the trustee and to each holder of the 2030 Notes of any such change of record date.

Discharge

The indenture will provide that we can elect to be discharged from our obligations with respect to the 2030 Notes, except for specified obligations, including obligations to:

●	register the transfer or exchange of the 2030 Notes;
●	replace stolen, lost or mutilated 2030 Notes;
●	maintain paying agencies; and
●	hold monies for payment in trust.

In order to exercise our rights to be discharged, we must (i) deposit with the trustee money or U.S. government obligations, or a combination thereof, sufficient (to the extent of any U.S. government obligations, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the 2030 Notes on the applicable due date) to pay all the principal of, any premium and interest on, the 2030 Notes on the dates payments are due, (ii) deliver irrevocable written instructions to the trustee to apply the deposited cash and/or U.S. government obligations toward the payment of the 2030 Notes at maturity or on the redemption date, as the case may be, and (iii) deliver an officer’s certificate and opinion of counsel to the trustee, stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

“U.S. government obligations” means securities that are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which in either case, are not callable or redeemable by the issuer thereof and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. government obligations or a specific payment of principal of or interest on any such U.S. government obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. government obligations or the specific payment of principal of or interest on the U.S. government obligations evidenced by such depository receipt.

Defeasance

The following defeasance provisions are applicable to the 2030 Notes.  “Defeasance” means that, by irrevocably depositing with the trustee an amount of cash denominated in U.S. dollars and/or U.S. government obligations sufficient to pay all principal and interest, if any, on the 2030 Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the 2030 Notes.  In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the indenture governing the 2030 Notes.  The consequences to the holders of the 2030 Notes would be that, while they would no longer benefit from certain covenants under the indenture, and while the 2030 Notes could not be accelerated for any reason, the holders of the 2030 Notes nonetheless would be guaranteed to receive the principal and interest owed to them.

Covenant Defeasance

Under the indenture, we have the option to take the actions described below and be released from some of the restrictive covenants under the indenture under which the 2030 Notes were issued.  This is called “covenant defeasance.”  In that event, holders of the 2030 Notes would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the 2030 Notes.  In order to achieve covenant defeasance, the following must occur:

●	we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the 2030 Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the 2030 Notes on their various due dates;
●	we must deliver to the trustee an opinion of counsel stating that under U.S. federal income tax law, we may make the above deposit and covenant defeasance without causing holders to be taxed on the 2030 Notes differently than if those actions were not taken;
●	the covenant defeasance must not cause any 2030 Notes, if then listed on any securities exchange, to be delisted;
●	no default or Event of Default with respect to the 2030 Notes has occurred and is continuing, and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;
●	the covenant defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;
●	the covenant defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreements or instruments to which we are a party;
●	the covenant defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and
●	we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the covenant defeasance have been complied with.

Full Defeasance

If there is a change in U.S. federal income tax law, we can legally release ourselves from all payment and other obligations on the 2030 Notes if we take the following actions below:

●	we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of all holders of the 2030 Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm, of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the 2030 Notes on their various due dates;
●	we must deliver to the trustee an opinion of counsel confirming that there has been a change to the current U.S. federal income tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing holders to be taxed on the 2030 Notes any differently than if we did not make the deposit;
●	the full defeasance must not cause any 2030 Notes, if then listed on any securities exchange, to be delisted;

●	no default or Event of Default with respect to the 2030 Notes has occurred and is continuing and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;
●	the full defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;
●	the full defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any other material agreements or instruments to which we are a party;
●	the full defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and
●	we must deliver to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the full defeasance have been complied with.

In the event that the trustee is unable to apply the funds held in trust to the payment of obligations under the 2030 Notes by reason of a court order or governmental injunction or prohibition, then those of our obligations discharged under the full defeasance or covenant defeasance will be revived and reinstated as though no deposit of funds had occurred, until such time as the trustee is permitted to apply all funds held in trust under the procedure described above to the payment of obligations under the 2030 Notes.  However, if we make any payment of principal or interest on the 2030 Notes to the holders, we will have the right to receive such payments from the trust in the place of the holders.

Counsel may rely on an officers’ certificate as to any matters of fact in giving an opinion of counsel in connection with the full defeasance or covenant defeasance provisions.

Listing

The 2030 Notes are listed on Nasdaq under the symbol “METCI.”

Governing Law

The indenture and the 2030 Notes are governed by and construed in accordance with the laws of the State of New York.

Global Notes; Book-Entry Issuance

The 2030 Notes are issued in the form of one or more global certificates, or “Global Notes,” registered in the name of The Depository Trust Company, or “DTC.”  DTC has informed us that its nominee is Cede & Co.  and Cede & Co. is thus the initial registered holder of the 2030 Notes.  No person that acquires a beneficial interest in the 2030 Notes is entitled to receive a certificate representing that person’s interest in the 2030 Notes except as described herein.  Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of the 2030 Notes will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

Redemption proceeds, distributions and interest payments on the 2030 Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC.  DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the applicable trustee or depositary on the payment date in accordance with their respective holdings shown on DTC’s records.  Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with the 2030 Notes held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the applicable trustee or depositary, or us, subject to any statutory or regulatory requirements as may be in effect from time to time.  Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the applicable trustee or depositary.  Disbursement of such payments to Direct Participants are the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

None of the Company, the trustee, any depositary, or any agent of any of them has any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Termination of a Global Note

If a Global Note is terminated for any reason, interest in it will be exchanged for certificates in non-book- entry form as certificated securities.  After such exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor.  Investors must consult their own banks or brokers to find out how to have their interests in a Global Note transferred on termination to their own names, so that they will be holders of the 2030 Notes.  See “- Form, Exchange and Transfer of Certificated Registered Securities.”

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records as the owner of the 2030 Notes at the close of business on the record date for the applicable interest payment date, even if that person no longer owns the 2030 Note on the interest payment date.  Because we pay all the interest for an interest period to the holders on the record date, holders buying and selling the 2030 Notes must work out between themselves the appropriate purchase price.

Payments on Global Notes

We will make payments on the 2030 Notes so long as they are represented by Global Notes in accordance with the applicable policies of the depositary in effect from time to time.  Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interest in the Global Notes.  An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Securities

In the event the 2030 Notes become represented by certificates, we will make payments on the 2030 Notes as follows.  We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder of the 2030 Note at his or her address shown on the trustee’s records as of the close of business on the record date.

Form, Exchange and Transfer of Certificated Registered Securities

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related 2030 Notes only if:

●	DTC notified us at any time that it is unwilling or unable to continue as depositary for the Global Notes;
●	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934, as amended; or
●	an Event of Default with respect to such Global Note has occurred and is continuing.

Holders may exchange their certificated securities for 2030 Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.

Holders may exchange or transfer their certificated securities at the office of the trustee.  We have appointed the trustee to act as our agent for registering the 2030 Notes in the name of holders transferring Notes.  We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts.

If we redeem any of the 2030 Notes, we may block the transfer or exchange of those 2030 Notes selected for redemption during the period beginning 15 days before the day we deliver the notice of redemption and ending on the day of such delivery, in order to determine or fix the list of holders.  We may also refuse to register transfers or exchanges of any certificated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any 2030 Note that will be partially redeemed.

About the Trustee

Wilmington Savings Fund Society, FSB is the trustee under the indenture and the principal paying agent and registrar for the 2030 Notes.  The trustee may resign or be removed with respect to the 2030 Notes provided that a successor trustee is appointed to act with respect to the 2030 Notes.